Exhibit 99.1

Sun Hydraulics Corporation Appoints David W. Grzelak as Director
SARASOTA, FLA, June 8, 2015 - Sun Hydraulics Corporation (NASDAQ: SNHY) announces that its Board of Directors, at its June 2, 2015, meeting, appointed David W. Grzelak as a new director. Mr. Grzelak retired, effective June 30, 2013, as the Chairman of the Board and CEO of Komatsu America Corporation. Since that time, he has been an Executive Mining Advisor for Komatsu’s Ltd.’s Global Mining Business Division in Tokyo, Japan. Since 2006, Mr. Grzelak has served as a Director of Alamo Group (NYSE: ALG) and is a member of Alamo’s Audit, Compensation and Nomination Committees. Since 2005, he has served on the Advisory Board of Leonhard Center for the Enhancement of Engineering Education, Pennsylvania State University.
Sun’s Chairman, Philippe Lemaitre, said “We are delighted to have David Grzelak join Sun’s Board of Directors. He has a demonstrated record of accomplishments with two major international manufacturing and distribution companies. His experience is well-aligned with our hydraulics and system control business, and he will contribute to Sun’s future growth.”
Mr. Grzelak received a BS in Industrial Engineering at Pennsylvania State University in 1971 and a MBA from Gannon University in 1976. In 2012, he finished the Corporate Governance: Effectiveness and Accountability in the Board Room Program at Northwestern’s Kellogg School of Management. Mr. Grzelak was inducted into Penn State Behrend’s Athletic Hall of Fame in 1992 and, in 2010, received the Alumni Fellow Award by Penn State University, the most prestigious award presented by the Penn State Alumni Association. He also received the Penn State College of Engineering Outstanding Alumnus Award in 1999, and Gannon University Distinguished Master’s Degree Alumnus Award in 2001. In December 2012, Mr. Grzelak was the commencement speaker at Gannon University and was awarded an Honorary Degree of Doctor Humane Letters.

Sun Hydraulics Corporation is a leading designer and manufacturer of high performance screw-in hydraulic cartridge valves and manifolds for worldwide industrial and mobile markets. For more information about Sun, please visit our website at www.sunhydraulics.com.

Contact:
David Lamb
Investor Relations
941-362-1200

Tricia Fulton
Chief Financial Officer
941-362-1200

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